Exhibit 5.1



                                 August 21, 2001




Innovex, Inc.
5540 Pioneer Creek Drive
Maple Plain, MN 55359

         Re: Opinion of Counsel as to Legality of 150,000 Shares of Common Stock to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 150,000 shares of Common Stock, $0.04 par value, of Innovex, Inc. (the "Company") offered to certain officers and directors of the Company pursuant to the Innovex, Inc. 2000 Restricted Stock Plan (the "Plan").

         We advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 150,000 shares of Common Stock to be issued by the Company under the Plan, will, when paid for and issued, be legally and validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

         The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                        Very truly yours,

                                        LINDQUIST & VENNUM P.L.L.P.

                                        /s/ Lindquist & Vennum P.L.L.P.


                                       13